The Goldfield Corporation
100 Rialto Place, Suite 500
Melbourne, FL 32901
Phone 321-724-1700

FOR IMMEDIATE RELEASE

Goldfield Signs Letter Of Intent
To Sell Mining Operations

MELBOURNE, Florida, April 23, 2002 - The Goldfield Corporation (AMEX: GV) today announced it has signed a letter of intent to sell all of its existing mining operations to an unaffiliated private purchaser.

John Sottile, president of Goldfield, said the sale is contingent upon the completion of the purchaser's due diligence and execution of a definitive agreement, as well as other customary conditions. He added that the sale, if completed, is expected to be for a cash consideration in excess of the company's carrying value of the properties.

On December 18, 2001, Goldfield announced that it was considering strategic moves to maximize shareholder value, including possible divestiture of its mining operations. The company considered several proposals before entering into the letter of intent announced today.

Mr. Sottile stated that the sale of the mining operations will strengthen the Goldfield's focus on its core electrical construction business. He explained that mining activities, started almost a century ago, are no longer a significant part of the company's business. In recent years, Goldfield has established itself as a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southern United States.

Statements in this release are based on current expectations. These statements are forward looking and actual results may differ materially. For further details see the company's filings with the Securities and Exchange Commission.

Further Information:
Investors
The Goldfield Corporation
321-724-1700
info@goldfieldcorp.com

Media
Jim Burke/Edelman Public Relations
321-722-9788
jim.burke@edelman.com